Exhibit 99.1

July 23, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Neil Cotty Returns as Chief Accounting Officer at Bank of America

Rosato named Consumer Credit Risk Executive

CHARLOTTE – Neil A. Cotty has been named chief accounting officer at Bank of America Corporation effective July 27, Joe L. Price, chief financial officer, announced today. Cotty will succeed Craig Rosato, who has been named consumer credit risk executive reporting to Chief Risk Officer Greg Curl.

Cotty most recently has been chief financial officer of the company’s Global Banking and Global Wealth and Investment Management businesses. Previous to that appointment last fall, in the wake of the acquisition of Merrill Lynch, he had served as chief accounting officer of Bank of America.

“While Craig did a great job as CAO, there is a greater need for his experience and talent in the Consumer Credit Risk area,” Price said. “I am quite pleased that Neil has agreed to return from New York to take the CAO position. He provides great experience and, importantly, continuity as we go forward.”

“Craig was the most experienced and appropriate person to assume the consumer risk role,” Curl said. “He has valuable experience in helping to run and then exit our subprime consumer lending operation earlier in this decade and in other key risk management roles.”

Cotty, 54, joined NationsBank in March 1996 as the controller of Capital Markets, and then served as the chief financial officer of Global Finance until the merger with BankAmerica Corp. Following the merger, Cotty served as the controller for Bank of America until June 1999. He assumed the role of finance support executive for the Global Corporate and Investment Bank in July 1999 and held that role until December 2002. Cotty assumed the role of senior finance executive for consumer products supporting Barbara Desoer in January 2003. He was also responsible for managing groups that support balance sheet management, marketing, and asset securitization. He assumed the role supporting commercial banking in October 2003 and the role of Bank of America chief accounting officer in April 2004.

More

Cotty is a Certified Public Accountant and a graduate of Hofstra University.

Prior to his current role, Rosato, 45, was the controller for Bank of America’s Global Consumer and Small Business Banking Group (GCSBB). GCSBB included the retail bank, card services, and home loans and insurance. In this role, he had primary responsibility for the financial controls, financial planning and forecasting, and closing and financial reporting processes. He has also served as the finance executive for deposits and student banking, corporate treasury, and corporate investments. Rosato joined Bank of America in 1996 as a vice president in the finance group. In February 2000, he relocated to Jacksonville, Florida to join the consumer finance group where he was a member of the team that made the strategic decision to exit the auto leasing, subprime real estate and manufactured housing businesses. He spent the next four years managing the liquidation of those businesses. In June 2004, he returned to Charlotte as the commercial credit risk executive in enterprise credit risk where he was responsible for the country risk group, industry risk and macroeconomic forecasting. He also served as the secretary of the country risk committee and as a member of the allowance for credit losses committee. Prior to joining Bank of America, Rosato was a senior manager in the financial services industry group at Ernst & Young where he spent more than 10 years specializing in mortgage banking, auto finance and large financial services companies.

Rosato graduated cum laude from the University of Maryland at College Park with a bachelor’s degree in accounting. Rosato is a Certified Public Accountant.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,500 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

###